FIRST AMENDMENT OF LOAN AGREEMENT


         THIS FIRST AMENDMENT OF LOAN AGREEMENT (the "Amendment") is entered into effective September 16, 2005 between PATRICK INVESTMENTS, LLC ("Lender"), and JMW GROUP, LLC ("Borrower").

                                    RECITALS:

         A. Borrower and Lender entered into a Loan Agreement dated April 19, 2004 (the "Loan Agreement") whereby Lender provided a loan to finance the purchase of 2,631.579 Series 4 Preferred shares of Microfield Group, Inc. ("Microfield"). A portion of such shares have been distributed to the members of Borrower. As a result, Borrower now owns 1,052.632 Series 4 Preferred shares of Microfield (the "Microfield Stock").

         B. Borrower and Lender desire to modify the Loan Agreement in certain respects as set forth below.

         C. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

                                   AGREEMENT:

         1. CONDITIONS TO AGREEMENT. Subject to (a) the Loan being paid in full without a default, and (b) full repayment of the unreturned cash contributions (plus Priority Return) of Preferred Members as provided in Section 3(d) of the Second Amendment to Amended and Restated Operating Agreement of Borrower, Lender agrees as follows:

                  1.1 PREPAYMENT FEE. Section 3.3 of the Loan Agreement (providing for a prepayment fee for early payment of the Loan) is deleted.

                  1.2 STOCK OPTION. Section 11 of the Loan Agreement is modified to provide that Lender has the option to purchase up to 526.316 Series 4 Preferred shares of the Microfield Stock owned by Borrower. The purchase option may be exercised at any time during the period the Loan is outstanding and for twelve (12) months thereafter. In addition to exercising the option for cash, Lender may elect to receive from Borrower, without the payment of any additional consideration, shares of Series 4 Preferred stock equal to the value of this option calculated in the following manner:

                              X = Y (1000*A - 380)
                                  ----------------
                                       1000*A

         where X = the number of shares to be delivered to Lender by Borrower

                      Y = the number of option shares underlying the option which Lender elects to purchase pursuant to this net exercise provision.







1 - FIRST AMENDMENT OF LOAN AGREEMENT
PDX/112816/141153/DLH/1384697.1

                      A = the average closing ask price for one share of Microfield common stock for the 10 trading days preceding the day the net exercise election is made.

         2. COLLATERAL RELEASE. Pursuant to Section 4.1 of the Loan Agreement, Borrower pledged the Series 4 Preferred shares referenced in Recital A above in favor of Lender. Lender acknowledges and confirms that it has released its security interest in the 1,578.947 Series 4 Preferred shares previously transferred to Borrower's members. The pledge of all the remaining Series 4 Preferred shares owned by Borrower, all the outstanding shares of Aequitas Capital Management, Inc. and 1,500 Series 3 Preferred shares owned by Christenson Leasing Company, LLC remains in effect. The Commercial Pledge Agreement dated April 19, 2004 between Borrower and Lender is hereby modified to reflect the release of the 1,578.947 Series 4 Preferred shares from the pledge arrangement.

         3. WADE STOCK PLEDGE. As set forth in Section 5.2 of the Loan Agreement, 70.42 shares of the stock of Aequitas Capital Management, Inc. ("Aequitas") had been pledged in favor of Dennis Wade to secure payment of an obligation due to be paid in September 2004. Borrower represents that this obligation has now been paid in full, the pledge of such shares has terminated, and all outstanding shares are now pledged in favor of Lender.

         4. NOTE REPAYMENT AND WARRANTS. As set forth in Section 12 of the Loan Agreement, Borrower and Lender acknowledge and confirm that Lender was repaid amounts due from Destination Capital, LLC. Borrower and Lender further acknowledge and confirm that Microfield issued a warrant to Destination Capital, LLC to purchase 1,403,548 common shares of Microfield (two-thirds of the warrant shares potentially issuable) and that Destination Capital, LLC assigned the warrant to Lender as to 701,774 shares.

         5. GUARANTY. Borrower acknowledges that this Amendment will not affect the liability or obligations of any guarantor under the Unconditional Guaranty executed in connection with the Loan Agreement and the Loan. By their signatures below, each Guarantor reaffirms, ratifies and confirms that the Unconditional Guaranty remains in full force and effect.

         6. FURTHER EFFECT. Except as set forth herein, the Loan Agreement will remain in full force and effect.

         7. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be considered original signatures for purposes of this Agreement.













2 - FIRST AMENDMENT OF LOAN AGREEMENT
PDX/112816/141153/DLH/1384697.1

         IN WITNESS WHEREOF, the parties have executed this Amendment, or caused their duly authorized representatives to execute this Amendment, as of the date first above written.

LENDER:                                 BORROWER:

PATRICK INVESTMENTS, LLC                JMW GROUP, LLC
                                        By: Aequitas Capital Management, Inc.,
                                             its Manager



By: /s/ PATRICK TERRELL                 By:  /s/ ROBERT J. JESENIK
   -----------------------------------      ------------------------------------
   Patrick Terrell, Managing Member         Robert J. Jesenik, CEO

The terms of the Unconditional Guaranty are hereby ratified and reaffirmed, and remain in full force and effect:



/s/ ROBERT J. JESENIK
--------------------------------------
Robert J. Jesenik



/s/ KATHERINE J. JESENIK
--------------------------------------
Katherine J. Jesenik



/s/ BRIAN A. OLIVER
--------------------------------------
Brian A. Oliver



/s/ THOMAS A. SIDLEY
--------------------------------------
Thomas A. Sidley
















3 - FIRST AMENDMENT OF LOAN AGREEMENT
PDX/112816/141153/DLH/1384697.1